FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
---------------------                       --------------------------------
December 27, 2006                           Gary N. Pelehaty, President and
                                            Chief Executive Officer
                                            (609) 298-0723

                            FARNSWORTH BANCORP, INC.
            ANNOUNCES REVISED AND CORRECTED RESULTS OF OPERATIONS FOR
                                   FISCAL 2006

         Bordentown, New Jersey -- December 27, 2006 - Farnsworth Bancorp, Inc. (OTC Bulletin Board "FNSW"), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey (the "Company"), today announced that it had revised and corrected its previously announced results of operations for the fiscal year ended September 30, 2006, due to the accounting for expenses incurred in connection with its pending merger with Sterling Banks, Inc. and Sterling Bank. Previously, the Company reported net income of $203,000 or $.30 per share for the fiscal year ended September 30, 2006. As revised to account for the merger expenses incurred to date, the Company had a net loss of $245,855 or $.39 per share for the 2006 fiscal year ended, after accounting for approximately
$450,000 in merger expenses. After the write-off for the merger expenses, stockholders' equity was $8.8 million or $13.60 per share at September 30, 2006, as compared to $9.3 million or $14.29 per share as previously reported for the same period.

         On June 23, 2006, the Company, Sterling Banks, Inc. and Sterling Bank, a New Jersey chartered commercial bank ("Sterling"), entered into an Agreement and Plan of Merger (the "Agreement"). Under the Agreement, the Company will merge with and into Sterling Banks, Inc. (In Organization), the proposed bank holding company for Sterling (the "Merger"), in exchange for 2.3625 shares of Sterling Banks, Inc. common stock, or $27.50 in cash, or a combination of cash and stock (at the election of the Company's stockholders), subject to an overall mix of 50 percent stock and 50 percent cash. The Merger is valued at approximately $19.1 million. Sterling Banks, Inc. and Sterling will be the surviving entities in the Merger. The Agreement and the transactions contemplated thereby are subject to the receipt of all required regulatory approvals, as well as other customary conditions. The Merger is currently expected to be completed during the first quarter of 2007, although no assurances can be given as to whether or when the Merger will be consummated. For more information regarding the Agreement and the Merger, please refer to the Company's Current Report on Form 8-K dated June 23, 2006, as filed with the Securities and Exchange Commission on June 26, 2006, and our Joint Proxy Statement/Prospectus dated November 2, 2006.

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.